Exhibit 99.1

BIDZ.COM, INC. ANNOUNCES ITS SECURITIES HAVE BEEN CLEARED FOR QUOTATION ON THE OTC BULLETIN BOARD

•              Common stock to begin trading May 1, 2007

CULVER CITY, California—April 30, 2007—Bidz.com, Inc. (OTCBB: BIDZ), a leading online auctioneer of jewelry, today announced that its securities have been cleared for public quotation on the OTC Bulletin Board.  The common stock will begin trading on May 1, 2007, under the symbol BIDZ.

David Zinberg, Chief Executive Officer, commented, “We are very pleased to announce the clearance of quotations of our stock on the OTC Bulletin Board. We are excited to have reached this milestone and to provide liquidity for our shareholders.  As a leading online jewelry auction site, we will look to further build brand awareness, increase profitability and continue to generate value for our shareholders.”

In a press release dated April 24, 2007, the Company reported first quarter earnings as summarized below.  Net sales increased 29% versus the first quarter of 2006 to $45 million, and net income increased 4% to $3.4 million.

Summary Financials

	Three Months Ended March 31,
	2007	2006	change
	(in thousands, except share data)
Net Sales	$44,724	$34,694	28.9%
Income from operations	$3,611	$3,365	7.3%
Income before income tax expense	$3,530	$3,382	7.3%
Net income	$3,435	$3,292	4.3%
Net income per share available to common shareholders - diluted	$0.14	$0.14
Weighted average number of shares outstanding - diluted	23,724,657	23,826,758

Additionally, the Company expects revenues for the second quarter of 2007 to be in the range of $38-$40 million, and anticipates income before income tax of $2.8-$3.3 million.  Historically, the second and third quarters are seasonally weaker periods for jewelry sales. For the full year of 2007, the Company expects revenues to be in the range of $170-$180 million, a 33% year-over-year increase at the midpoint, and gross margin of approximately 24-25% which the Company believes is appropriate for managing its business going forward.  The Company anticipates income before income tax for 2007 of $13-$14 million, a 145% year-over-year increase at the midpoint.

The Company also noted that it found a material weakness relating to the recording of merchandise inventory and cost of goods sold.  This disclosure does not change the results and outlook that were reported in the Company’s press release dated April 24, 2007 and that are summarized above.  The Company immediately proceeded to develop new procedures to address the deficiency and expects that they will remediate this weakness over the course of the next quarter.  The Company plans to file its Quarterly Report on Form 10Q by May 15, 2007.

About Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include the ability of the Company to attract customers to its website and offer attractive products; to maintain its website, electronic data processing systems, and systems hardware; to forecast accurately net revenue and plan for expenses; to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Allyson Pooley / Patricia Dolmatsky

Integrated Corporate Relations

(310) 954-1100

apooley@icrinc.com / pdolmatsky@icrinc.com

Lawrence Kong, CFO

Bidz.com, Inc.

(310) 280-7373